EXHIBIT 10.25.6

OCTOBER 1, 1980 AMENDMENT
TO POWER CONTRACT

YANKEE ATOMIC ELECTRIC COMPANY

Certified Vote

I, Kirk L. Ramsauer, hereby certify that I am Assistant Clerk of Yankee Atomic Electric Company, a Massachusetts corporation; that a meeting of the Board of Directors of said company was held on, June 6, 1980; that at said meeting a quorum was present and acting throughout; that the following vote in connection with revision to the Yankee Atomic Electric Company power contract, which vote has not since been altered or amended, was duly adopted; that the revised power contract attached hereto is a copy of the form of revised power contract presented to the meeting and filed with the minutes thereof; and that section 6 of the power contract marked to show changes attached hereto is a copy of that section distributed to the directors at said meeting.

Vote adopted at meeting of June 6, 1980

VOTED:  That the form of revised power contract presented to the meeting is approved, and a copy ordered filed with the minutes.

IN WITNESS WHEREOF I have hereunto set my hand and the seal of the company this 16th day of June, 1981.

/s/ Kirk L. Ramsauer
Kirk L. Ramsauer
Assistant Clerk

A T T E S T

June 16, 1981

     POWER CONTRACT dated June 30, 1959, as revised April 1, 1975, between YANKEE ATOMIC ELECTRIC COMPANY ("Yankee") and (The names of the Customers appear in the Attached Appendix) (the "Customer").

     Yankee is a Massachusetts electric company, organized in 1954, which has constructed and placed in operation a nuclear power plant, the output of which is sold to the New England utilities which are its stockholders. The plant is located at a site owned by Yankee in Rowe, Massachusetts, and consists of a pressurized, water reactor and associated steam electric generating, transformation and auxiliary equipment having a net, electrical capacity of 176,000 KW (the "plant"). The Atomic Energy Commission has authorized operation of the plant during an initial 40-year term extending to November 4, 1997, pursuant to License No. DPR-3.

     The percentages of Yankee's outstanding stock held by the Customer and other stockholders of Yankee and the percentages of the capacity and net electrical output of the plant being purchased by them are as follows:

New England Power Company
The Connecticut Light and Power Company
Boston Edison Company
Central Maine Power Company
The Hartford Electric Light Company
Western Massachusetts Electric Company
Public Service Company of New Hampshire
Montaup Electric Company
New Bedford Gas and Edison Light Company
Cambridge Electric Light Company
Central Vermont Public Service Corporation

Stock Percentage 30.0% 15.0 9.5 9.5 9.5 7.0 7.0 4.5 2.5 2.0 3.5 100.0%	Power Percentage 30.0% 15.0 9.5 --- 9.5 7.0 16.5* 4.5 2.5 2.0 3.5 100.0%

*Public Service Company of New Hampshire has agreed to supply power to Central Maine Power Company in amounts equivalent to 9.5% of the net electrical output of the Yankee plant, after appropriate allowance for transmission losses.

     The parties hereto agree as follows:

1. Scope of Contract

Yankee will sell and deliver to the Customer and the customer will take and pay for its power percentage of the net electrical output of the plant during the term of this contract.

2. Term of Contract

This contract shall continue in full force and effect until June 30, 1991, provided, however, that if the stockholders of Yankee, by vote of not less than 75% in interest of the outstanding stock having general voting rights, shall at any time vote to discontinue the operation of the plant or to liquidate Yankee and wind up its affairs, the obligations of the parties hereunder shall thereupon terminate. Notwithstanding the foregoing, the applicable provisions of this contract shall continue in effect after any termination hereof to the extent necessary to permit final billings and adjustments hereunder.

3. Operation of the Plant

Yankee will operate and maintain the plant in accordance with good utility practice and all applicable laws and rules and regulations thereunder, including the applicable provisions of the Atomic Energy Act of 1954.

Yankee reserves the exclusive right to control scheduling of the operation and maintenance of the plant, including outages for inspection, maintenance, refueling, and repairs and replacements. Subject to the foregoing, and until otherwise determined by Yankee's board of directors, the plant shall be subject to central dispatch pursuant to Section 12 of the New England Power Pool Agreement dated as of September 1, 1971, as from time to time amended.

4. Customer's Entitlement

The Customer shall be entitled, throughout the term of this contract, to its power percentage of the capacity and net electrical output of the plant.

5. Deliveries and Metering

Deliveries will be made in the form of three-phase, 60-cycle, alternating current at a nominal voltage of 115,000 volts, at a step-up substation owned by Yankee at the plant site. The customer will make suitable arrangements for the transmission of the electricity so delivered to it by Yankee.

Yankee will supply all necessary metering equipment for determining the quantity and conditions of supply of all electricity delivered hereunder, and will maintain the accuracy of such equipment within limits of 2% up or down. In addition to regular routine tests, Yankee will have any such meter tested at any time upon the written request of the Customer, and if such meter shall prove to be accurate within 2% up or down, the expense of the test shall be borne by the Customer. Yankee will furnish the Customer monthly, or oftener if requested by the Customer, with a summary of the meter readings relating to the service rendered hereunder, and upon request will make available its metering records for the Customer's inspection and review.

6. Payment

With respect to each month commencing on or after October 1, 1980, the customer will pay Yankee an amount equal to the Customer's power percentage of the total cost of service for such month to all customers of Yankee.

The "total cost of service" for any month shall be the sum of (a) Yankee's operating expenses for such month with respect to the plant, plus (b) an amount equal to one-twelfth of the composite percentage for such month of the net plant rate base.

"Uniform System" shall mean the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission for Class A and Class B Public Utilities and Licensees, as from time to time in effect.

Yankee's "operating expenses" shall include all amounts properly chargeable to operating expense accounts, less any applicable credits thereto, in accordance with the Uniform System; it being understood that for purposes of this contract "operating expenses" shall include (i) depreciation accrued at a rate at least sufficient to fully amortize the non-salvagable plant investment over the estimated remaining useful life of the plant; (ii) obligations incurred in connection with the leasing of fuel inventory; and (iii) accruals to any reserve established by Yankee's board of directors to provide for decommissioning the plant over the estimated remaining useful life of the plant.

"Composite percentage" shall be computed as of the last day of each month (the "computation date") and for any month the composite percentage shall be that computed as of the last day of the previous month. "Composite percentage" as of a computation date shall be the sum of (i) 14 1/2% multiplied by the percentage which equity investment as of such date is of the total capital as of such date; plus (ii) the effective interest rate per annum of each principal amount of indebtedness outstanding on such date for money borrowed multiplied by the percentage which such principal amount is of total capital as of such date.

"Equity investment" as of any date shall consist of the sum of (i) all amounts theretofore paid to Yankee for all capital stock theretofore issued, plus all capital contributions, less the sum of any amounts paid by Yankee in the form of stock retirements, repurchases or redemptions or return of capital; plus (ii) any credit balance in the capital surplus account not included under (i) and any credit balance in the earned surplus account on the books of Yankee as of such date.

"Total capital" as of any date shall be the equity investment plus the total of all indebtedness then outstanding for money borrowed.

The "net plant rate base" shall be determined monthly and shall consist of (i) the aggregate amount properly chargeable to Yankee's utility plant accounts, including nuclear fuel accounts, in accordance with the Uniform System; less (ii) the amount of any accumulated provisions for appreciation and for amortization of nuclear fuel assemblies (exclusive of any decommissioning reserve); plus or less (iii) such allowances for materials and supplies, prepaid items and cash working capital as may from time to time be determined by Yankee's board of directors.

Payments shall be made in cash promptly after receipt by the Customer of statements rendered by Yankee in such detail as the Customer may reasonably require. Such statements may be rendered on an estimated basis subject to corrective adjustments in subsequent billing periods. Simple interest at the prime rate then in effect at the First National Bank of Boston shall accrue on any payment delayed beyond thirty days after receipt by the Customer of a monthly statement. If any payment (other than amounts in dispute) shall be delayed beyond six months, Yankee may, by written notice, terminate this contract at the end of the next succeeding calendar month.

7. Audit

Yankee's books and records, in so far as they pertain to the service rendered hereunder or to any charges made therefore, shall be open to the Customer's inspection and audit.

8. Arbitration

In case any dispute shall arise as to the interpretation of this contract which cannot be settled by mutual agreement, such dispute shall be submitted to arbitration. The parties shall, if possible, agree upon a single arbitrator. In case of failure to agree upon an arbitrator within 15 days after the delivery by either party to the other of a written notice requesting arbitration, either party may request the American Arbitration Association to appoint the arbitrator. The arbitrator, after opportunity for each of the parties to be heard, shall consider and decide the dispute and notify the parties in writing of his decision. Such decision shall be binding upon the parties, and the expense of the arbitration shall be borne equally by them.

9. Regulation

Performance of this contract is subject to all applicable state and federal laws and to all rules, regulations and orders properly issued thereunder by any governmental agency having jurisdiction in the premises.

10. Effective Date

This revised contract shall become effective on June 1, 1975, subject to any suspension order duly issued by the Federal Power Commission.

11. Amendments

Upon authorization by its board of directors of a uniform amendment to all Customer power contracts, Yankee shall have the right to amend the provisions of section 6 hereof by serving an appropriate statement of such amendment upon the Customer and filing the same with the Federal Power Commission (or such other regulatory agency as may have jurisdiction in the premises) in accordance with the provisions of applicable laws and any rules and regulations thereunder, and the amendment shall thereupon become effective on the date specified therein, subject to any suspension order duly issued by such agency. All other amendments to this contract shall be by mutual agreement, evidenced by a written amendment signed by the parties hereto.

12. Interpretation

The interpretation and performance of this contract shall be in accordance with and controlled by the laws of the Commonwealth of Massachusetts.

13. Addresses

Except as the parties may from time to time otherwise agree, any notice, request, demand, statement, bill or payment provided for in this contract or any other notice which either party may desire to give to the other, shall be in writing and shall be effective upon delivery to the other party. Any such communication shall be considered as duly delivered when mailed by either registered or ordinary mail to the respective post office addresses shown following the signatures of the parties hereto.

14. Corporate Obligation

This contract is the corporate act and obligation of the parties hereto, and any claim hereunder against any stockholder, director or officer of either party, as such, is expressly waived.

     IN WITNESS WHEREOF the parties have executed this revised contract by their respective officers thereunto duly authorized as of the captioned date.

Attest: Clerk	YANKEE ATOMIC ELECTRIC COMPANY By President 20 Turnpike Road Westborough, Massachusetts 01581
Attest:	(Customer) By (Title) (Address)

(Forms of signatures appear in the attached Appendix)

Appendix

     Separate Power Contracts were entered into, identical in form with the foregoing except as to the execution thereof and except that on page 1 the names of the respective customers were inserted.

     The Power Contracts were executed by the respective parties thereto, under their corporate seals, as follows:

Attest: Frederic E. Greenman, Asst. Clerk	YANKEE ATOMIC ELECTRIC COMPANY By D. G. Allen, President 20 Turnpike Road Westborough, Massachusetts 01581
Attest: Robert K. Wulff, Clerk	NEW ENGLAND POWER COMPANY By J. E. Tribble, Vice President 20 Turnpike Road Westborough, Massachusetts 01581
Attest: F. L. Kinney, Secretary	THE CONNECTICUT LIGHT AND POWER COMPANY By E. L. Grove, Jr., Vice President Selden Street Berlin, Connecticut 06037
Attest: James S. Couzens, Clerk	BOSTON EDISON COMPANY By Benjamin H. Weiner, Vice President 800 Boylston Street Boston, Massachusetts 02199
Attest: F. L. Kinney, Secretary	THE HARTFORD ELECTRIC LIGHT COMPANY By E. L. Grove, Jr., Vice President 176 Cumberland Avenue Wethersfield, Connecticut 06109
Attest: F. L. Kinney, Asst. Clerk	WESTERN MASSACHUSETTS ELECTRIC COMPANY By E. L. Grove, Jr., Vice President 174 Brush Hill Avenue West Springfield, Massachusetts 01089
Attest: R. A. Winslow, Clerk	PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE By W. C. Tallman, President 1000 Elm Street Manchester, New Hampshire 03105
Attest: W. F. O'Connor, Asst. Clerk	MONTAUP ELECTRIC COMPANY By John F. G. Eichorn, President P.O. Box 391 Fall River, Massachusetts 02722
Attest: R. M. McMorrow, Clerk	NEW BEDFORD GAS AND EDISON LIGHT COMPANY By G. E. Anderson, President 675 Massachusetts Avenue Cambridge, Massachusetts 02139
Attest: R. M. McMorrow, Clerk	CAMBRIDGE ELECTRIC LIGHT COMPANY By G. E. Anderson, President 675 Massachusetts Avenue Cambridge, Massachusetts 02139
Attest: Alice DelBianco, Secretary	CENTRAL VERMONT PUBLIC SERVICE CORPORATION By James E. Griffin, President 77 Grove Street Rutland, Vermont 05701